Exhibit 99.1

NEWS RELEASE

Valvoline Reports Fourth-Quarter and Fiscal Year 2019 Results
Fourth-quarter summary
•Reported net income of $27 million and earnings per diluted share (EPS) of $0.14
•Adjusted EPS grew 18% to $0.40
•Adjusted EBITDA of $129 million, up 7%
•Sales grew 6% to $629 million, while lubricant volume was flat at 46.4 million gallons
•Valvoline Instant Oil Change system-wide same-store sales grew 10.0%
Full-year highlights
•Reported net income of $208 million and EPS of $1.10
•Adjusted EPS grew 8% to $1.39
•Adjusted EBITDA of $478 million, up 3%
•Sales grew 5% to $2.4 billion, while lubricant volume declined 2% to 178.4 million gallons
•Valvoline Instant Oil Change (VIOC) system-wide same-store sales (SSS) grew 10.1%

LEXINGTON, Ky., Nov. 6, 2019 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its fourth quarter and fiscal year ended September 30, 2019.

“We are pleased with the strong results in the fourth quarter, which exceeded our expectations,” CEO Sam Mitchell said. "Quick Lubes' momentum continued, highlighted by 10 percent system-wide same-store sales growth. Core North America saw its highest quarterly EBITDA results of the year, benefiting from lower than anticipated costs and operating expenses."

Fourth-Quarter Results

Reported fourth-quarter 2019 net income and EPS were $27 million and $0.14, respectively, compared to reported fourth-quarter 2018 net income and EPS of $45 million and $0.23, respectively. Fourth-quarter 2019 adjusted net income and adjusted EPS were $75 million and

$0.40, respectively, compared to adjusted net income of $65 million and adjusted EPS of $0.34 in the prior-year period. Reported and adjusted net income and EPS for the current quarter and the year included a discrete tax benefit of approximately $4 million or $0.02 per diluted share.

Fourth-quarter 2019 adjusted, after-tax results exclude $50 million ($0.27 per diluted share) related to mark-to-market pension and other post-employment (OPEB) remeasurement impacts and $2 million ($0.01 per diluted share) of restructuring and related expenses partially offset by a $4 million ($0.02 per diluted share) acquisition-related bargain purchase gain. (For a full reconciliation of adjusted results, see table 7.) Fourth-quarter adjusted EBITDA of $129 million increased 7 percent versus the prior-year period.

Effective Oct. 1, 2018, the company adopted the new revenue recognition accounting standard. The adoption primarily resulted in a reclassification of certain items within the company's income statement and for the fourth quarter had no impact on net earnings or on cash flow from operations. Fourth-quarter 2019 results compared to the prior-year period included increases of approximately $16 million in sales and $17 million in cost of sales, as well as decreases of $1 million in SG&A expenses. Excluding these impacts, sales would have increased 3 percent, cost of sales would have increased 1 percent, and SG&A, excluding restructuring and related expenses, would have increased 12 percent.

Operating Segment Results
Quick Lubes
•SSS grew 10.0% system-wide, 9.5% for company-owned stores and 10.4% for franchised stores
•Operating income and adjusted EBITDA each grew 14% to $48 million and $58 million, respectively
•Quick Lubes ended the quarter with 1,385 total company-owned and franchised stores, a net increase of 33 during the period and 143 versus the prior year
The Quick Lubes operating segment finished the fiscal year with another strong quarter. The exceptional growth in SSS was the result of an increase in both transactions and average ticket. Transactions continue to benefit from customer acquisition and retention programs. Premium mix, pricing and an increase in revenue from non-oil-change services led to improvement in average ticket.
Sales and segment EBITDA growth were driven by increased SSS and the addition of 143 net new company-owned and franchised stores, as compared to the prior year, with 33 net new stores added during the fourth quarter. The year-over-year increase in stores includes 57 company-owned stores, with 29 acquired and 28 newly-opened locations, and 86 franchised locations, with 31 stores from the Oil Changers acquisition in Canada. (See table 6 for further information on Quick Lubes stores.)
The 33 net new stores added in the fourth quarter included the first four company-owned stores in Canada as part of the previously announced acquisition of an independent system in Alberta.

Core North America
•Operating income and adjusted EBITDA each grew 2% to $43 million and $48 million, respectively

•Lubricant volume was 23.9 million gallons, down 4% versus the prior-year period
Lower than anticipated costs and expenses in the current quarter, due primarily to progress in the previously announced operating expense reduction program, drove modest year-over-year growth in Core North America's adjusted EBITDA despite lower volume.

The year-over-year decline in lubricant volume was primarily due to reductions in branded volume in the retail channel, though this volume was relatively flat on a sequential basis.

International
•Lubricant volume was flat versus the prior-year period at 15.1 million gallons
•Lubricant volume from unconsolidated joint ventures increased 4% to 9.6 million gallons
•Operating income was $24 million, and adjusted EBITDA was flat at $23 million
International had volume growth in Latin America, certain Asia-Pacific markets and Europe (driven by the previously announced Eastern European acquisition) offset by declines in other regions. Solid volume and profit growth in unconsolidated joint ventures contributed to adjusted EBITDA in the quarter.

Reported operating income of $24 million included an acquisition-related bargain purchase gain of $4 million. Results continued to be negatively affected by the strong U.S. dollar, with an unfavorable net foreign exchange impact of $1 million in the fourth quarter.

Balance Sheet, Cash Flow and Effective Tax Rate
•Total debt of approximately $1.3 billion and net debt of approximately $1.2 billion
•Full-year cash flow from operations of $325 million; free cash flow of $217 million
•Effective tax rate of 3.6% and 21.5% for the quarter and full-year, respectively, benefiting from favorable discrete tax items

Fiscal 2019 Review and 2020 Outlook
•Adjusted EBITDA grew 3% to $478 million, despite significant market headwinds, particularly in Core North America
•Record SSS growth of 10.1%, reflecting the 13th consecutive year of increases
•Added 143 net new stores, including 28 newly-opened company-owned stores
•Strong free cash flow of $217 million, despite a $15 million increase in capital expenditures
"Our performance in the fourth quarter contributed to modest growth in adjusted EBITDA for 2019," Mitchell said. "Quick Lubes' strong growth trajectory continued this year with record same-store sales growth and adjusted EBITDA growth of 16 percent. The segment now represents 45 percent of total Valvoline adjusted EBITDA."

The outlook for fiscal 2020 includes the following:

•Quick Lubes anticipates continued unit growth through a combination of newly built company-owned stores, acquisitions and franchise store additions. Competitive advantages including a superior in-store customer experience are expected to drive a 14th consecutive year of SSS growth.
•Core North America will continue working to stabilize the business in the face of ongoing DIY category dynamics by engaging closely with key retailers. Installer channel is anticipated to grow modestly, by leveraging opportunities in heavy duty and continuing to strengthen the customer value proposition.
•International anticipates a return to volume growth across most regions. Investments in channel development, brand building and start-up costs for a previously announced plant in China are expected to offset gross profit improvements leading to roughly flat segment profitability.
•Capital investment in the China plant is anticipated to peak at $40 million to $50 million, impacting the outlook for free cash flow.
"We expect to make significant progress in 2020 to accelerate our growth in Quick Lubes, maintain Core North America and develop International, as we presented at our investor day earlier this year," Mitchell said.

Information regarding the company’s outlook for fiscal 2020 is provided in the table below:

2020 Outlook
Operating Segments
Lubricant gallon growth	2-3%
Revenue growth	4-6%
New Quick Lube store additions (excludes Valvoline acquired stores and franchise conversions)
Company-owned	30-35
Franchised	30-40
Quick Lubes same-store sales growth	6-8%
Adjusted EBITDA	$490-$510 million
Corporate Items
Adjusted effective tax rate	25-26%
Diluted adjusted EPS	$1.37-$1.48
Capital expenditures	$160-$170 million
Free cash flow	$150-$170 million
Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS for fiscal 2020 without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in fiscal 2020 but would not impact non-GAAP adjusted results.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal fourth quarter 2019 conference call at 9 a.m. ET on Thursday, Nov. 7, 2019. The webcast and supporting materials will be accessible through

Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Basis of Presentation
Certain prior-year amounts have been reclassified to conform to current-year presentation. In addition, the company adopted the new revenue recognition accounting standard, effective at the beginning of fiscal 2019, using the modified retrospective method; accordingly, Valvoline's consolidated and segment results for periods prior to this adoption were not adjusted. However, opening retained deficit was increased by $13 million, representing the cumulative effect of the changes, primarily related to the timing of certain sales made to distributors.

Key Business Measures
Valvoline tracks its operating performance and manages its business using certain key business measures, including system-wide same-store sales and lubricant volume from unconsolidated joint ventures, which management believes are important to understanding Valvoline’s operating performance.

System-wide same-store sales is defined as sales by company-owned and franchised stores, with new stores excluded from the metric until the completion of their first full fiscal year in operation. Valvoline does not recognize sales from franchised stores as Quick Lubes operating segment revenue. Quick Lubes revenue is limited to sales at company-owned stores, sales of lubricants and other products to franchisees, and royalties and other fees from franchised stores. Although Valvoline does not record franchise sales as revenue in its Statements of Consolidated Income, management believes system-wide same-store sales information is useful to investors to assess the operating performance of an average Quick Lubes store.

Management uses lubricant volume from unconsolidated joint ventures to measure the operating performance of the International operating segment. Valvoline does not record lubricant sales from unconsolidated joint venture as International operating segment revenue. International revenue is limited to sales by consolidated affiliates. Although Valvoline does not record sales by unconsolidated joint ventures as revenue in its Statements of Consolidated Income, management believes lubricant volume from unconsolidated joint ventures is useful to investors to assess operating performance of investments in joint ventures.
Accordingly, system-wide same store sales and lubricant volume from unconsolidated joint ventures should be considered as supplements to, not substitutes for, Valvoline’s sales, as determined in accordance with U.S. GAAP.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments, as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above, as well as the estimated net impact of the enactment of tax reform; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Due to depreciable assets associated with the nature of the Company’s operations and interest costs related to Valvoline’s capital structure, management believes EBITDA is an important supplemental measure to evaluate the Company’s operating results between periods on a comparable basis.

Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost/credit. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By including capital expenditures and certain other adjustments, as applicable, management is able to provide an indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, one should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, one should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises approximately 1,400 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil;

Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections and statements related to Valvoline’s business plans and operating results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and "Quantitative and Qualitative Disclosures about Market Risk" sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations & Communications
+1 (859) 357-2798
scornett@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2019	2018	2019	2018
Sales	$629	$594	$2,390	$2,285
Cost of sales	412	391	1,580	1,479
GROSS PROFIT	217	203	810	806
Selling, general and administrative expenses	115	102	449	430
Net legacy and separation-related expenses	—	—	3	14
Equity and other income, net	(11)	(4)	(40)	(33)
OPERATING INCOME	113	105	398	395
Net pension and other postretirement plan expense	67	30	60	—
Net interest and other financing expenses	18	18	73	63
INCOME BEFORE INCOME TAXES	28	57	265	332
Income tax expense	1	12	57	166
NET INCOME	$27	$45	$208	$166

NET EARNINGS PER SHARE
BASIC	$0.14	$0.23	$1.10	$0.84
DILUTED	$0.14	$0.23	$1.10	$0.84

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	189	190	189	197
DILUTED	189	191	189	197

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	September 30	September 30
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$159	$96
Accounts receivable, net	401	409
Inventories, net	194	176
Prepaid expenses and other current assets	43	44
Total current assets	797	725

Noncurrent assets
Property, plant and equipment, net	498	420
Goodwill and intangibles, net	504	448
Equity method investments	34	31
Deferred income taxes	123	138
Other noncurrent assets	108	92
Total noncurrent assets	1,267	1,129

Total assets	$2,064	$1,854

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$15	$30
Trade and other payables	171	178
Accrued expenses and other liabilities	237	203
Total current liabilities	423	411

Noncurrent liabilities
Long-term debt	1,327	1,292
Employee benefit obligations	387	333
Other noncurrent liabilities	185	176
Total noncurrent liabilities	1,899	1,801

Stockholders' deficit	(258)	(358)

Total liabilities and stockholders’ deficit	$2,064	$1,854

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Year ended
	September 30
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$208	$166
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	61	54
Deferred income taxes	23	145
Equity income from unconsolidated affiliates, net of distributions	(3)	(4)
Pension contributions	(10)	(16)
Loss on pension and other postretirement plan remeasurements	69	38
Stock-based compensation expense	9	12
Other operating activities, net	(2)	4
Change in operating assets and liabilities (a)	(30)	(79)
Total cash provided by operating activities	325	320

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(108)	(93)
Acquisitions, net of cash acquired	(78)	(125)
Other investing activities, net	(2)	5
Total cash used in investing activities	(188)	(213)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings, net of issuance costs	750	304
Repayments on borrowings	(734)	(108)
Repurchases of common stock	—	(325)
Payments for purchase of additional ownership in subsidiary	(1)	(15)
Cash dividends paid	(80)	(58)
Other financing activities	(6)	(7)
Total cash used in financing activities	(71)	(209)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	(3)	(3)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	63	(105)
Cash, cash equivalents, and restricted cash - beginning of period	96	201
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF PERIOD	$159	$96

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended September 30
	2019				2018
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$222	$48	$10	$58	$181	$42	$9	$51
Core North America	259	43	5	48	262	42	5	47
International	148	24	3	27	151	21	1	22
Total operating segments	629	115	18	133	594	105	15	120
Unallocated and other (a)		(2)		(69)		—		(30)
Total results	629	113	18	64	594	105	15	90
Key items:
Net pension and other postretirement plan expense		—		67		—		30
Restructuring and related expenses		2		2		—		—
Acquisition and divestiture-related (gains) losses (b)		(4)		(4)		1		1
Adjusted results	$629	$111	$18	$129	$594	$106	$15	$121

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related income and certain other corporate costs not allocated to the operating segments.
(b) Acquisition and divestiture-related (gains) losses are included within operating income for the International operating segment.

							Table 4 (continued)

	Year ended September 30
	2019				2018
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$822	$178	$36	$214	$660	$153	$30	$183
Core North America	994	152	18	170	1,035	172	18	190
International	574	85	7	92	590	84	6	90
Total operating segments	2,390	415	61	476	2,285	409	54	463
Unallocated and other (a)		(17)		(77)		(14)		(14)
Total results	2,390	398	61	399	2,285	395	54	449
Key items:
Net pension and other postretirement plan expense		—		60		—		—
Net legacy and separation-related expenses		3		3		14		14
Restructuring and related expenses		14		14		—		—
Business interruption expenses (b)		6		6		—		—
Acquisition and divestiture-related (gains) losses (c)		(4)		(4)		3		3
Adjusted results	$2,390	$417	$61	$478	$2,285	$412	$54	$466

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with Valvoline's Deer Park, Texas facility are included in Cost of sales within the Statements of Consolidated Income and included within total operating segments operating income. Refer to Table 8 for details of the expenses incurred by operating segment during the year ended September 30, 2019. Reported and adjusted consolidated gross profit as a percent of sales was 33.9% and 34.1% for the year ended September 30, 2019, respectively.

(c) Acquisition and divestiture-related (gains) losses are included within Quick Lubes and International operating segment operating income. An acquisition-related gain of $4 million was recognized in International during the three months and year ended September 30, 2019. Acquisition-related losses of $2 million were recognized in Quick Lubes and a divestiture-related loss of $1 million was recognized in International during the year ended September 30, 2018.

Valvoline Inc. and Consolidated Subsidiaries					Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

		Three months ended		Year ended
		September 30		September 30
		2019	2018	2019	2018
QUICK LUBES
	Lubricant sales (gallons)	7.4	6.6	28.1	24.4
	Premium lubricants (percent of U.S. branded volumes)	66.1%	62.9%	65.0%	62.4%
	Gross profit as a percent of sales (a) (b)	39.1%	39.4%	39.1%	40.1%
	Same-store sales growth - Company-owned (c)	9.5%	6.9%	9.7%	8.7%
	Same-store sales growth - Franchised (c) (d)	10.4%	8.1%	10.4%	8.0%
	Same-store sales growth - Combined (c) (d)	10.0%	7.6%	10.1%	8.3%
CORE NORTH AMERICA
	Lubricant sales (gallons)	23.9	24.9	92.1	98.8
	Premium lubricants (percent of U.S. branded volumes)	53.6%	49.5%	52.6%	49.2%
	Gross profit as a percent of sales (a) (b)	33.5%	33.9%	33.0%	35.9%
INTERNATIONAL
	Lubricant sales (gallons) (e)	15.1	15.1	58.2	58.7
	Lubricant sales (gallons), including unconsolidated joint ventures (f)	24.7	24.3	99.0	98.7
	Premium lubricants (percent of lubricant volumes)	27.1%	28.7%	28.2%	27.4%
	Gross profit as a percent of sales (a) (b)	28.9%	28.4%	28.1%	28.9%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Pre-tax adjustments associated with business interruption expenses are recorded in Cost of sales within each operating segment. Reported gross profit as a percent of sales for the three months and year ended September 30, 2019 is presented in the table above. Adjusted gross profit as a percent of sales for the three months and year ended September 30, 2019 was 39.1% for Quick Lubes; 33.7% and 33.4%, respectively, for Core North America; and 29.0% and 28.4%, respectively, for International.
(c)	Valvoline determines same-store sales growth on a fiscal year basis, with new stores excluded from the metric until the completion of their first full fiscal year in operation.
(d)	Valvoline franchisees are distinct legal entities and Valvoline does not consolidate the results of operations of its franchisees.
(e)	Excludes volumes from unconsolidated joint ventures.
(f)	Valvoline unconsolidated joint ventures are distinct legal entities and Valvoline does not consolidate the results of operations of its unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018

Beginning of period	501	483	471	462	451
Opened	12	4	7	5	11
Acquired	6	13	5	—	—
Net conversions between company-owned and franchised	—	1	—	4	—
Closed	—	—	—	—	—
End of period	519	501	483	471	462

	Franchised
	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018

Beginning of period	851	844	830	780	703
Opened	15	11	15	24	5
Acquired	—	—	—	31	73
Net conversions between company-owned and franchised	—	(1)	—	(4)	—
Closed	—	(3)	(1)	(1)	(1)
End of period	866	851	844	830	780

Total stores	1,385	1,352	1,327	1,301	1,242

	Express Care
	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019	First Quarter 2019	Fourth Quarter 2018

Number of locations at end of period	307	307	336	337	347

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2019	2018	2019	2018

Reported net income	$27	$45	$208	$166
Adjustments:
Net pension and other postretirement plan expense	67	30	60	—
Net legacy and separation-related expenses	—	—	3	14
Restructuring and related expenses (a)	2	—	14	—
Business interruption expenses (b)	—	—	6	—
Acquisition and divestiture-related (gains) losses (a)	(4)	1	(4)	3
Total adjustments, pre-tax	65	31	79	17
Income tax expense of adjustments	(17)	(13)	(22)	(7)
Income tax adjustments (c)	—	2	(2)	78
Total adjustments, after tax	48	20	55	88
Adjusted net income	$75	$65	$263	$254

Reported diluted earnings per share	$0.14	$0.23	$1.10	$0.84
Adjusted diluted earnings per share	$0.40	$0.34	$1.39	$1.29

Weighted average diluted common shares outstanding	189	191	189	197

(a)	Pre-tax adjustments associated with restructuring and related expenses and certain acquisition-related losses were recorded in Selling, general and administrative expenses as reported within the Statements of Consolidated Income. Adjusted Selling, general and administrative expenses for the three months and year ended September 30, 2019 were $113 million and $435 million, respectively, and were $428 million for the year ended September 30, 2018. In addition, acquisition-related gains and divestiture-related losses were recorded in Equity and other income, net, as reported within the Statements of Consolidated Income. Adjusted Equity and other income, net, was $7 million and $36 million for the three months and year ended September 30, 2019, respectively, and were $5 million and $34 million for the three months and year ended September 30, 2018, respectively.
(b)	Pre-tax adjustments associated with business interruption expenses were recorded in Cost of sales as reported within the Statements of Consolidated Income in the three months and year ended September 30, 2019. Adjusted Cost of sales for the twelve months ended September 30, 2019 were $1,574 million.
(c)	Income tax adjustments in fiscal 2019 relate to Kentucky tax reform, and income tax adjustments in fiscal 2018 primarily relate to U.S. and Kentucky tax reform.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2019	2018	2019	2018
Adjusted EBITDA - Valvoline
Net income	$27	$45	$208	$166
Add:
Income tax expense	1	12	57	166
Net interest and other financing expenses	18	18	73	63
Depreciation and amortization	18	15	61	54
EBITDA	64	90	399	449
Key items: (a)
Net pension and other postretirement plan expense	67	30	60	—
Net legacy and separation-related expenses	—	—	3	14
Restructuring and related expenses	2	—	14	—
Business interruption expenses	—	—	6	—
Acquisition and divestiture-related (gains) losses	(4)	1	(4)	3
Adjusted EBITDA	$129	$121	$478	$466

Adjusted EBITDA - Quick Lubes
Operating income	$48	$42	$178	$153
Add:
Depreciation and amortization	10	9	36	30
EBITDA	58	51	214	183
Key item: (a)
Acquisition and divestiture-related losses	—	—	—	2
Adjusted EBITDA	$58	$51	$214	$185

Adjusted EBITDA - Core North America
Operating income	$43	$42	$152	$172
Add:
Depreciation and amortization	5	5	18	18
EBITDA	48	47	170	190
Key item: (a)
Business interruption expenses	—	—	4	—
Adjusted EBITDA	$48	47	$174	$190

			Table 8 (continued)

	Three months ended		Year ended
	September 30		September 30
	2019	2018	2019	2018
Adjusted EBITDA - International
Operating income	$24	$21	$85	$84
Add:
Depreciation and amortization	3	1	7	6
EBITDA	27	22	92	90
Key item: (a)
Business interruption expenses	—	—	2	—
Acquisition and divestiture-related (gains) losses	(4)	1	(4)	1
Adjusted EBITDA	$23	$23	$90	$91

Adjusted EBITDA - Unallocated and other
Operating loss	$(2)	$—	$(17)	$(14)
Add:
Depreciation and amortization	—	—	—	—
Net pension and other postretirement plan income	(67)	(30)	(60)	—
EBITDA	(69)	(30)	(77)	(14)
Key items: (a)
Net pension and other postretirement plan expense	67	30	60	—
Net legacy and separation-related expenses	—	—	3	14
Restructuring and related expenses	2	—	14	—
Adjusted EBITDA	$—	$—	$—	$—

(a)
The tables above reconcile Quick Lubes, Core North America, International and Unallocated and other operating income (loss) and relevant other items reported below operating income (loss), as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Year ended
	September 30
Free cash flow (a)	2019	2018
Total cash flows provided by operating activities	$325	$320
Adjustments:
Additions to property, plant and equipment	(108)	(93)
Free cash flow	$217	$227

		Fiscal year
Free cash flow (a)		2020 Outlook
Total cash flows provided by operating activities		$320 - $330
Adjustments:
Additions to property, plant and equipment		(160 - 170)
Free cash flow		$150 - $170

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.